UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 4, 2017

Date of report (date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 17, 2016, MusclePharm Corporation (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Marine MP, LLC (“Marine MP”), Arnold Schwarzenegger (“Schwarzenegger”), and Fitness Publications, Inc. (“Fitness,” and together with Marine MP and Schwarzenegger, the “AS Parties”), effective January 4, 2017. As previously disclosed, in May 2016, the Company received written notice that the AS Parties were terminating the Endorsement Licensing and Co-Branding Agreement by and among the Company and the AS Parties (the “Endorsement Agreement”), the Company provided written notice to the AS Parties that it was terminating the Endorsement Agreement, and the AS Parties commenced arbitration, alleging that the Company breached the parties’ agreement and misappropriated Schwarzenegger’s likeness. The Company filed its response and counterclaimed for breach of contract and breach of the implied covenant of good faith and fair dealing.

Pursuant to the Settlement Agreement, and to resolve and settle all disputes between the parties and release all claims between them, the Company agreed to pay the AS Parties (a) $1 million, which payment was released to the AS Parties today, and (b) $2 million within six months of the effective date of the Settlement Agreement. If the Company fails to make the second payment when due, pursuant to a confession of judgment entered into by the Company, the AS Parties will be entitled to an additional $1,000,000, for a total additional payment of $3,000,000 to satisfy the AS Parties’ contract claim, which the AS Parties claim is valued at $4,000,000. The Company also has agreed that it will not sell any products from its Arnold Schwarzenegger product line, will donate to a charity chosen by Arnold Schwarzenegger any remaining usable product, and otherwise destroy any products currently in inventory. In addition, in connection with the transaction, the 780,000 shares of Company common stock held by Marine MP were sold to a third party yesterday in exchange for an aggregate payment by such third party of $1,677,000 to the AS Parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

By:	/s/ Peter Lynch
Name: Peter Lynch Title: Chief Financial Officer

Date: January 9, 2017